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                    PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in millions)


                                                       September 30       December 31,
                                                           2000               1999
                                                       ------------       ------------
Short-term debt .................................      $      473.4              451.2
Current portion of long-term debt ...............             203.7              131.3
Long-term debt ..................................           2,031.6            2,172.5
                                                       ------------       ------------
     Total debt .................................           2,708.7            2,755.0
Minority interests in subsidiaries ..............              88.0               96.3
Common shareholders' equity .....................           3,156.0            3,276.8
                                                       ------------       ------------
     Total capitalization .......................      $    5,952.7            6,128.1
                                                       ============       ============



Ratio of total debt to total capitalization .....             45.5%              45.0%
                                                       ============       ============
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